LAWSON PRODUCTS ANNOUNCES STRATEGIC RESTRUCTURING

CHICAGO, June 28, 2012 – Lawson Products, Inc. (NASDAQ:LAWS) (“Lawson” or the “Company”) today announced a strategic restructuring consisting of initiatives to reduce its cost structure, improve operating efficiency, enhance revenues and improve its liquidity position. All of the initiatives are designed to strengthen the Company’s ability to compete in the MRO marketplace and positively impact its operating results. When fully implemented, these actions will create a simplified and flattened organizational structure and are expected to generate net annualized savings of approximately $20.0 million.

In conjunction with these initiatives, the Company said it has received a commitment letter from its lender to replace its existing credit facility with a new five-year, $40 million facility, which provides additional flexibility to meet financial covenants going forward. Lawson Products also said it anticipates it will record pre-tax charges for the second quarter of approximately $40.0 million, of which $33.0 million will be non-cash.

“We have made significant progress over the past 18 months in the transformation of the Company, including the implementation of our ERP system, commencing the sales-channel transformation and optimizing our distribution network,” stated Thomas Neri, President and Chief Executive Officer. “At the same time, with an increased focus on MRO, we have consolidated a number of units and sold two non-core operations, which represented approximately $80 million of annual revenue at the time of their sales.

“It is necessary, therefore, that we adjust our cost structure to better balance against our current revenue base in order for us to improve our operating results. Accordingly, the Company is taking the steps it believes necessary to build the foundation of operational excellence required to succeed.”

Restructuring Initiatives

Details of each initiative follow:

•	Cost Structure. With an objective of making the Company leaner and more cost efficient, Lawson Products is eliminating approximately 100 positions (11 percent) from its current workforce. As part of this action, the Company is eliminating several senior executive positions, including the open chief operating officer position. The workforce reduction, which does not include a reduction in the Company’s sales force, is expected to result in a one-time severance charge of approximately $7.0 million for the second quarter of 2012. The Company also expects to complete other cost-cutting measures such as a rationalization of inventory and reduction of controllable costs such as travel, marketing and net outbound freight expenses. In total, these cost-cutting measures, when fully implemented, are expected to generate approximately $20.0 million of net annualized savings.

•	Operating Efficiency. The Company is taking several steps to improve the efficiency of its operations, including simplifying its business processes, flattening the organization (with fewer vertical functions and a streamlined reporting process) and recapturing lost margin opportunities. As previously announced, the Company is streamlining its customer-fulfillment process and inventory management with its consolidation of three Illinois locations into a single operation in McCook, Illinois, which will be the hub for the Midwest.

•	Revenue Enhancement. Lawson Products said it expects the cost-saving and efficiency benefits derived from the restructuring to support, and help increase, its focus on several initiatives designed to drive revenue. These include emphasizing target accounts, core products and service delivery (especially vendor-managed inventory), accelerating its sales-transformation process, completing its tier-pricing model and launching its e-commerce site.

•	Revised Credit Agreement. The Company has received a commitment from its lender to enter into a new five-year, $40.0 million credit facility that will provide greater flexibility for the Company to meet its financial covenants. The facility will replace its existing $55.0 million credit facility. The Company said that, in connection with the new facility, it expects to receive a waiver under the existing facility for compliance with the minimum EBITDA covenant for the quarter ended June 30, 2012.

•	Anticipated Second Quarter Charges. In addition to the approximate $7.0 million pre-tax severance charge associated with the workforce reductions, the Company said it anticipates taking additional pre-tax charges of approximately $33.0 million in one-time non-cash write-offs for the second quarter. These charges primarily consist of an impairment of goodwill of $28.0 million, which was generated from an acquisition in 2001 and was deemed impaired under the required accounting guidance. As a result of rationalizing inventory, the Company will also record additional inventory reserves of approximately $5.0 million for the quarter. The anticipated charges are pre-tax and exclude any potential reserves that may be required on the recoverability of deferred tax balances.

Going Forward

Mr. Neri noted that the Company’s strategic restructuring builds on earlier activities, including the consolidation of activities aimed at tightening the Company’s MRO focus, the implementation of SAP, which went live in August 2011, as well as the network-optimization and sales-transformation initiatives. He added that Lawson Products has begun to realize benefits from the SAP implementation.

The Company continues to evaluate and optimize its network, as evidenced by the consolidation in McCook. Additionally, the Company continues to move forward with its sales channel transformation actions to further leverage customer purchases.

“Looking to the future, we believe this restructuring will enable the Company to better leverage its clear competitive advantages and enhance its operating results,” Mr. Neri said. “Our deep product knowledge and product-application expertise; value-added services, such as inventory management; high penetration of private label products, and broad geographic sales coverage, will continue to highlight Lawson Products’ differentiated positioning in the fragmented MRO industry.”

Conference Call

Lawson Products, Inc. will conduct a conference call today with investors to discuss this announcement. The call will begin at 9:00 AM Eastern Time. A streaming audio of the call and an archived replay will be available on the investor relations page of Lawson’s website through July 29, 2012. The conference call is also available by direct dial at 877-317-6789 in the U.S. or 412-317-6789 from outside of the U.S. A telephonic replay of the conference call will be available approximately one hour after completion of the call through July 13, 2012. Callers can access the replay by dialing 877-344-7529 in the U.S. or 412-317-0088 outside the U.S. The PIN access number for the replay is 10015686#.

About Lawson Products, Inc.

Founded in 1952, Lawson Products, Inc. (NASDAQ: LAWS), is an industrial distributor of more than 375,000 different maintenance and repair supplies. Lawson Products serves its customers through a dedicated team of sales representatives and employees. The Company services the industrial, institutional, commercial and government markets in all 50 U.S. states, Canada and Puerto Rico. You can learn more about the company on its Website, www.lawsonproducts.com.

Forward-Looking Statements

This Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms “may,” “should,” “could,” “anticipate,” “believe,” “continues,” “estimate,” “expect,” “intend,” “objective,” “plan,” “potential,” “project” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management’s current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause or contribute to such differences or that might otherwise impact the business and include the risk factors set forth in Item 1A of the December 31, 2011 Form 10-K filed on March 1, 2012 and the March 31, 2012 Form 10-Q filed on April 26, 2012. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements whether as a result of new information, future events or otherwise.

Investor Contact

Lawson Products, Inc.
Ronald J. Knutson
SVP, Chief Financial Officer
773-304-5665

Media Contact

Michael Geczi
FTI Consulting
312-553-6735

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